SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934
(Amendment No.   )

      Filed by the Registrant ☒

      Filed by a Party other than the Registrant ☐

      Check the appropriate box:

      ☐ Preliminary Proxy Statement

      ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      ☒ Definitive Proxy Statement

      ☐ Definitive Additional Materials

      ☐ Soliciting Material Pursuant to ☐ 240.14a-11(c) or ☐ 240.14a-12

THE TORO COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      ☒ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (5) Total fee paid:

      ☐ Fee paid previously with preliminary materials.

      ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The Toro Company
8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196
Telephone 952/888-8801

Kendrick B. Melrose

Chairman and CEO

January 31, 2003

Dear Fellow Stockholders:

I would like to thank you for your continued support through Toro’s Fiscal 2002 and to invite you to join us for the Toro Annual Meeting of Stockholders to be held on Thursday, March 20, 2003 at our corporate offices. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are presented in the Notice of Annual Meeting and Proxy Statement that follow.

In addition to Annual Meeting formalities, we will report to stockholders generally on Toro’s business, and will be pleased to answer stockholders’ questions relating to the Company. Refreshments will be served after the meeting.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card or using the Internet or telephone voting described in the Proxy Statement, even if you plan to attend the meeting.

On behalf of your Toro Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Kendrick B. Melrose

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED

PROXY CARD OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE. BY DOING
SO, YOU MAY SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION.

PROXY STATEMENT
VOTING
STOCK OWNERSHIP
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK OPTIONS
AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND FISCAL YEAR-END OPTION VALUES
LONG TERM INCENTIVE COMPENSATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL TWO AMENDMENT AND RESTATEMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
PROPOSAL THREE RATIFY SELECTION OF INDEPENDENT AUDITORS
OTHER INFORMATION
AUDIT COMMITTEE CHARTER

NOTICE OF ANNUAL MEETING

          The Toro Company 2003 Annual Meeting of Stockholders will be held on Thursday, March 20, 2003 at 3:00 p.m. C.S.T. at Toro’s corporate offices at 8111 Lyndale Avenue South, Bloomington, Minnesota, for the following purposes:

1.	Elect four directors, each to serve for a term of three years;

2.	Approve amendment of Article IV, Section 1 of the Company’s Restated Certificate of Incorporation to increase the total number of shares of capital stock which the Company shall have authority to issue from 36,850,000 to 51,850,000 and the total number of shares of Common Stock from 35,000,000 to 50,000,000, but the Section will otherwise remain unchanged;

3.	Ratify the selection of independent auditors for the Company for Fiscal 2003 (the fiscal year ending October 31, 2003); and

4.	Transact any other business properly brought before the Annual Meeting or any adjournment of the meeting.

      Stockholders of record at the close of business on January 20, 2003 (the “Record Date”) will be entitled to vote at the meeting or at any adjournment of the meeting.

      A stockholder list will be available at the Company’s corporate offices beginning March 7, 2003 during normal business hours, for examination by any stockholder registered on the Company’s Stock Ledger as of the Record Date, for any purpose germane to the Annual Meeting.

      Since a majority of the outstanding shares of the Company’s Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE.

January 31, 2003

BY ORDER OF THE BOARD OF DIRECTORS

J. LAWRENCE MCINTYRE
Vice President, Secretary and
General Counsel

THE TORO COMPANY

8111 Lyndale Avenue South
Bloomington, MN 55420-1196

PROXY STATEMENT

          The Toro Company Board of Directors is soliciting your proxy for use at the 2003 Annual Meeting of Stockholders on Thursday, March 20, 2003. This Notice, Proxy Statement and enclosed form of proxy will be mailed to stockholders beginning Friday, January 31, 2003.

VOTING

Who Can Vote

      Only stockholders of record at the close of business on January 20, 2003 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the meeting. On that date, Toro had 12,470,919 shares of Common Stock outstanding. Each share of Toro Common Stock you own entitles you to one vote.

      Dividend Reinvestment Plan Shares. If you are a participant in Toro’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

      Employee Benefit Plan Shares. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in that plan, the number shown on the enclosed proxy card includes shares you hold in that plan, as well as shares you own of record, if any. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

How You Can Vote

      If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

•	Vote by Internet, by going to the web address http://www.eproxy.com/ttc/ and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Telephone, by dialing 1-800-240-6326 and following the instructions for telephone voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

      If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

      If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all of the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate. See Proposal One—Election of Directors. For each of the other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting.

      If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR the election of all nominees for director as described under Proposal

One—Election of Directors, FOR Proposal Two—Amendment and Restatement of Restated Certificate of Incorporation to Increase Authorized Common Stock and FOR Proposal Three—Ratify Selection of Independent Auditors.

How You May Revoke or Change Your Vote

      If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the telephone voting instructions or (2) following the Internet voting instructions or (3) completing, signing, dating and returning a proxy card to the Company.

•	Sending written notice of revocation to the Company’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot.

      If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.

Quorum and Vote Requirements

      A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

      The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. This means that a director nominee with the most votes for a particular slot is elected for that slot. Only votes “For” and “Withheld” affect the outcome. The affirmative vote of the holders of a majority of all outstanding shares of Common Stock is required for adoption of Item 2. Other matters, including ratification of the selection of independent auditors, will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy. Under New York Stock Exchange rules, if your shares are held in “Street Name”, the broker is permitted to vote your shares on the election of directors as well as on Items 2 and 3. While “Broker non-votes” are generally not counted, but abstentions and withheld votes are counted, in determining the total number of votes cast on a proposal. “Broker non-votes” will not affect this year’s voting because New York Stock Exchange rules allow discretionary voting on all proposals before the meeting. An abstention or withheld vote has the effect of a negative vote.

Procedures at the Annual Meeting

      The presiding officer at the meeting will determine how business at the Annual Meeting will be conducted. Only matters brought before the Annual Meeting in accordance with the Company’s Bylaws will be considered.

      Only a natural person present at the Annual Meeting who either is a Toro stockholder or is acting on behalf of a stockholder may make a motion or second a motion. A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

STOCK OWNERSHIP

      The following table shows how much Toro Common Stock each of the directors and nominees, the Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table (“named executive officers”) beneficially owned as of January 20, 2003. The table also shows beneficial ownership by all directors and executive officers as a group, including the named executive officers.

				Percent
	Name of	Amount and Nature		Of
	Beneficial Owner(1)	of Beneficial Ownership		Class(2)

Common Stock	Barclays Global Investors, N.A. and its	790,944(3)		6.3%
	subsidiary, Barclays Global Fund Advisors 45 Fremont Street, 17th Fl San Francisco, CA
Common Stock	Ronald O. Baukol	11,547(4)	(5)	*
	Robert C. Buhrmaster	10,305(4)	(5)	*
	Winslow H. Buxton	11,191(4)	(5)(6)	*
	Janet K. Cooper	11,852(4)	(5)	*
	Timothy A. Ford	28,473(4)		*
	Katherine J. Harless	2,733(4)	(5)	*
	Michael J. Hoffman	74,602(4)	(7)	*
	William D. Hughes	5,581(4)		*
	Kendrick B. Melrose	532,901(4)	(5)(6)(8)	4.3%
	Robert H. Nassau	7,585(4)	(5)	*
	Dale R. Olseth	19,013(4)	(5)	*
	Gregg W. Steinhafel	11,151(4)	(5)	*
	Christopher A. Twomey	9,603(4)	(5)	*
	Edwin H. Wingate	13,545(4)	(5)(6)	*
	Stephen P. Wolfe	106,526(4)	(5)(6)	*
Common Stock	All directors and executive officers	1,163,352(4)	(5)(6)(7)(8)	9.3%
	As a group (22)

*	Less than 1% of the outstanding shares of Common Stock.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (i) the power to vote or to direct the voting of such shares or (ii) the power to dispose or direct the disposition of such shares. In addition, beneficial ownership includes shares that such person has the right to acquire within 60 days.

(2)	Common Stock units that are subject to vesting requirements are not included for the purpose of calculating Percent of Class amounts.

(3)	Barclays Global Investors, N.A., a bank, has filed a Form 13G reflecting beneficial ownership of 683,039 shares of Toro Common Stock with sole voting power and sole dispositive power with respect to all of these shares. In addition, it’s subsidiary, Barclays Global Fund Advisors has sole voting power and sole dispositive power with respect to 107,905 shares. The information is as of February 12, 2002, the date of the most recent report on Form 13G received by the Company.

(4)	Includes shares held of record, shares that may be acquired upon exercise of stock options within 60 days and shares allocated to executive officers under The Toro Company Investment, Savings and Employee Stock Ownership Plan. Stock options exercisable within 60 days for each of the named directors and executive officers are as follows: Mr. Baukol 6,000 shares, Mr. Buhrmaster 6,000 shares, Mr. Buxton 6,000 shares, Ms. Cooper 5,000 shares, Ms. Harless 2,000 shares, Mr. Nassau 3,000 shares, Mr. Olseth 6,000 shares, Mr. Steinhafel 5,000 shares, Mr. Twomey 6,000 shares, Mr. Wingate 6,000 shares, Mr. Melrose 229,000 shares, Mr. Wolfe 62,300 shares, Mr. Hoffman 42,600 shares, Mr. Ford 23,000 shares, Mr. Hughes 5,000 shares, and all directors and executive officers as a group 580,843 shares.

(5)	Includes Common Stock units credited under The Toro Company Deferred Compensation Plan for Non-Employee Directors and Common Stock units credited under The Toro Company Deferred Compensation Plan for Officers (“Officers Deferred Plan”). Aggregate units credited for each of the nonemployee directors at January 20, 2003 were as follows: Mr. Baukol 949 units, Mr. Buhrmaster 949 units, Mr. Buxton 511 units, Ms. Cooper 2,264 units, Ms. Harless 733 units, Mr. Nassau 3,506 units, Mr. Olseth 3,506 units, Mr. Steinhafel 292 units, Mr. Twomey 511 units and Mr. Wingate 3,506 units. Aggregate units credited for each of the named executive officers at January 20, 2003 were as follows: Mr. Melrose 119,336 units and Mr. Wolfe 34,183 units. All directors and executive officers as a group 254,324 units. Some of the units are subject to forfeiture until vested. See Compensation Committee Report

(6)	Includes shares held in trusts for estate planning purposes as follows: 4,180 for Mr. Buxton and his spouse, 4,039 for Mr. Wingate, 10,504 for Mr. Wolfe and 28,535 shares for all directors and executive officers as a group, including spouses. The amount shown for Mr. Melrose includes 226 shares held of record by Mr. Melrose as custodian for minor children under the Minnesota Uniform Transfer to Minors Act.

(7)	Includes restricted stock in the amount of 2,091 shares issued as Matching Shares in connection with Annual Management Incentive Plan II (“Annual Incentive Plan”) Stock Retention Awards, of which 1,314 Matching Shares remain subject to forfeiture until vested. Also includes 2,200 shares of restricted stock that vested on October 31, 2002.

(8)	Includes restricted stock in the amount of 12,227 shares in connection with the Chief Executive Officer Succession Incentive Agreement, which are subject to forfeiture until vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The rules of the Securities and Exchange Commission require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of Toro who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on review of copies of those reports received by us, or written representations from reporting persons that no Form 5 reports were required for them, we believe that all directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during Fiscal 2002, except that a Form 4 report with respect to one transaction was inadvertently filed late on behalf of Edwin H. Wingate, a director of the Company.

PROPOSAL ONE

ELECTION OF DIRECTORS

      Under Toro’s Restated Certificate of Incorporation, the Toro Board of Directors may be comprised of between eight and eleven directors. The Board has fixed the number of directors at eleven. The maximum and minimum number of directors can be changed only by amendment of the Restated Certificate of Incorporation approved by the affirmative vote of 80% of the outstanding shares of Toro Common Stock. The Board is divided into three classes, with each class elected in a different year for a term of three years. The four nominees for election at the 2003 Annual Meeting—Janet K. Cooper, Kendrick B. Melrose, Gregg W. Steinhafel and Edwin H. Wingate—have consented to serve if elected. If any nominee is unable to stand for election, the Board may, by resolution, designate a substitute.

      The Board held six meetings during Fiscal 2002. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served.

      The following information with respect to business experience of nominees for election to the Board and the continuing directors has been furnished by the respective directors or nominees or obtained from the records of the Company.

Nominees for Election to Board of Directors (Term ending after Fiscal 2005)

      Janet K. Cooper, age 49. Senior Vice President and Treasurer since September 2002 of Qwest Communications International Inc. (“Qwest”), Denver, Colorado (telecommunications). From January 2001 to June 2002 she served as Chief Financial Officer and Senior Vice President of Finance and Administration of McDATA Corporation, Broomfield, Colorado. From July 2000 to January 2001 she was Senior Vice President, Finance, Qwest. She served in several executive positions with U S West, Inc., including from June 1999 to June 2000, Vice President Finance and Controller, from February 1999 to June 1999, Vice President—Treasurer and Controller, and from May 1998 to February 1999, Vice President Treasurer. She previously was employed by The Quaker Oats Company and served as Vice President, Treasurer and Tax from July 1997 to May 1998 and Vice President and Treasurer from July 1992 to July 1997. First elected to the Toro Board in 1994, she is Chair of the Audit Committee and a member of the Compensation Committee. Ms. Cooper is a director of Lennox International Inc.

      Kendrick B. Melrose, age 62. Chairman of Toro since December 1987 and Chief Executive Officer of Toro since December 1983. Employed by Toro since 1970. First elected to the Toro Board in 1981. Mr. Melrose is also Chair of the Executive Committee. Mr. Melrose is a director of SurModics, Inc. and Donaldson Company, Inc.

      Gregg W. Steinhafel, age 48. President since August 1999, Target Stores, a division of Target Corporation, Minneapolis, Minnesota (retailing). Served as Executive Vice President Merchandising from July 1994 to July 1999. First elected to the Toro Board in 1999, he is a member of the Audit Committee and the Executive Committee.

      Edwin H. Wingate, age 70. Retired. From June 1980 through August 1997 served as Senior Vice President—Personnel, Dayton Hudson Corporation, Minneapolis, Minnesota (retailing). First elected to the Toro Board in 1989, he is Chair of the Nominating and Governance Committee and a member of the Audit Committee.

Members of Board of Directors Continuing in Office (Term ending after Fiscal 2003)

      Robert C. Buhrmaster, age 55. Chairman since February 1998 and Chief Executive Officer and President since May 1994, Jostens, Inc., Minneapolis, Minnesota (consumer manufacturing). First elected to the Toro Board in 1996, he is a member of the Audit Committee, Executive Committee and the Nominating and Governance Committee.

      Winslow H. Buxton, age 63. Retired. From January 1993 through April 2002 served as Chairman of the Board of Directors, Pentair, Inc., Saint Paul, Minnesota (diversified manufacturing). Served as Chief Executive Officer from August 1992 through December 2000. From August 1992 to December 1999 he also served as President. First elected to the Toro Board in 1998, he is a member of the Audit Committee, Executive Committee and the Nominating and Governance Committee. Mr. Buxton is a director of Bemis Company, Inc.

      Robert H. Nassau, age 61. Owner since February 2000, Nasly Inc., Lahaina, Hawaii (food, beverage and entertainment). From January 1997 to August 1999, he served as President and Chief Executive Officer, St. Raymond Wood Products Holding Limited. First elected to the Toro Board in 1988, he is a member of the Compensation Committee and the Nominating and Governance Committee.

      Christopher A. Twomey, age 54. President and Chief Executive Officer since February 1986, Arctic Cat Inc., Thief River Falls, Minnesota (recreational vehicle manufacturer). Served as an executive officer in various capacities since 1983. First elected to the Toro Board in 1998, he is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Twomey is a director of Arctic Cat Inc.

Members of Board of Directors Continuing in Office (Term ending after Fiscal 2004)

      Ronald O. Baukol, age 65. Retired. From May 1995 through February 2002 served as Executive Vice President, International Operations, Minnesota Mining and Manufacturing Company (3M), Saint Paul,

Minnesota (manufacturing). Served as Vice President, Asia Pacific, Canada and Latin America from February 1994 to April 1995. First elected to the Toro Board in 1995, he is a member of the Executive Committee, the Compensation Committee and the Nominating and Governance Committee. Mr. Baukol is a director of Graco Inc.

      Katherine J. Harless, age 51. President since June 2000, Verizon Information Services, Inc., Dallas, Texas (publisher). From July 1996 to August 2000, she served as President, GTE Airfone, Inc., and from May 1994 to July 1996, as regional president, GTE Corporation, Texas and New Mexico. First elected to the Toro Board in 2000, she is a member of the Compensation Committee and the Nominating and Governance Committee.

      Dale R. Olseth, age 72. Chairman of the Board and Chief Executive Officer since November 1986, SurModics, Inc., Eden Prairie, Minnesota (surface modification). He also served as President of SurModics, Inc. from November 1996 to July 1998. First elected to the Toro Board in 1980, he is Chair of the Compensation Committee and a member of the Executive Committee. Mr. Olseth is a director of SurModics, Inc.

The Board of Directors unanimously recommends a vote FOR the election of all nominees for director.

      To assist in carrying out its duties, the Board has delegated certain authority to the following four standing committees:

      Executive Committee. The Executive Committee may exercise all of the powers and authority of the Board, including the power to declare dividends on Toro Common Stock, during intervals between meetings of the Board. No meetings of the committee were held during Fiscal 2002.

      Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility to stockholders to assure the quality and integrity of the Company’s financial reports and accounting and reporting practices. A member may not be an employee of the Company and must have no relationship to the Company that would interfere with a director’s independence from management and the Company, including independence within the meaning of applicable New York Stock Exchange listing standards. Such a director is called an “outside director”. All members must be “financially literate” under recently revised New York Stock Exchange listing standards, and at least one member must have such accounting or related financial management expertise as to be considered a “financial expert” under rules of the Securities and Exchange Commission. The Board has determined that Audit Committee Chair Janet K. Cooper meets the definition of “financial expert” as a result of her experience in senior corporate executive positions with financial oversight responsibilities, including Senior Vice President and Treasurer of Qwest, and Chief Financial Officer and Senior Vice President of Finance and Administration of McDATA Corporation, as well as other finance positions with Qwest, US West, Inc. and The Quaker Oats Company.

      The committee’s duties include reviewing the qualifications, independence and performance of the Company’s independent public accountants; reviewing the scope, magnitude and budgets of all examinations of the Company’s financial statements by the auditors; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving of the cost and types of audit and nonaudit services performed by independent public accountants; meeting with independent public accountants not less than once a year without Company representatives to discuss internal controls and accuracy and completeness of the financial statements; reviewing the Company’s Code of Conduct and monitoring compliance; receiving analyses and comments regarding accounting pronouncements; reviewing results of audits with the independent public accountants and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls and similar issues; and notifying the Board of major problems or deficiencies discovered with respect to its duties.

      Additional information regarding the Audit Committee and the Company’s independent auditors is disclosed under the Audit Committee Report and Proposal Three. The Audit Committee met three times during Fiscal 2002. At one of these meetings the Committee met in private session with management and at one meeting, met in private session with the Company’s internal auditor.

      Compensation Committee. All members of the Compensation Committee must be outside directors. This committee’s functions include study and analysis of, and making recommendations to the Board concerning, specific and general matters of management compensation; periodic review of management compensation policies and practices, incentive compensation plans and officer salary adjustments; making incentive compensation awards and setting base salaries for officers referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and administrative oversight of stock option plans and other incentive and compensation plans. Two meetings of the committee were held during Fiscal 2002.

      Nominating and Governance Committee. All members of this committee are outside directors. This committee’s functions include determining an appropriate size and composition of the Board; considering qualifications of prospective Board member candidates; conducting research to identify and recommend nomination of suitable candidates who are willing to serve as members of the Board; reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the Board and committee responsibilities; consideration of nominees recommended by stockholders who comply with the procedures set forth in the Company’s Bylaws, described on page 21; and determining whether any prospective member of the Board has any economic or familial relationship with the Company or its directors or employees which may impair the individual’s suitability for such service. The committee also has responsibility to monitor current members of the Board in light of the same guidelines used to select candidates, and to direct the activities of the Board and management in matters of corporate governance. One meeting of the committee was held during Fiscal 2002.

      The Audit Committee Report that follows, the Compensation Committee Report on page 16 and the Performance Graph on page 15 shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of that act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, neither of the reports nor the Performance Graph shall be incorporated by reference into any such filings.

Audit Committee Report

      This report is furnished by the Audit Committee of the Toro Board of Directors with respect to Toro’s financial statements for Fiscal 2002.

      The Committee operates pursuant to a written charter first adopted by the Board on October 11, 1988 and amended three times since on May 13, 1999, May 18, 2000 and September 19, 2002. A copy of the charter as amended on September 19, 2002 is the Appendix to this proxy statement.

      Toro management is responsible for the preparation and presentation of complete and accurate financial statements. The independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report on their audit.

      In performing its oversight role, the Audit Committee has reviewed and discussed with management of the Company the Company’s audited financial statements for Fiscal 2002. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with KPMG LLP, the Company’s independent auditors for Fiscal 2002, the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as in effect for the Company’s Fiscal 2002. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as in effect for the Company’s Fiscal 2002. The Committee has also considered whether the provision of nonaudit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with KPMG LLP the auditors’

independence. The Committee concluded that the independent auditors are independent from the Company and its management.

      Based on the review and discussions referred to in the foregoing paragraph, and subject to the limitations on the role and responsibilities of the Committee in the charter, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited financial statements for Fiscal 2002 be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2002, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Janet K. Cooper, Chair
Robert C. Buhrmaster
Winslow H. Buxton
Gregg W. Steinhafel
Christopher A. Twomey
Edwin H. Wingate

Board Compensation

      Fees. Compensation for Toro directors who are not employees of the Company attempts to link a director’s compensation with stockholder interests. The compensation therefore includes stock components as well as cash. Cash compensation for Fiscal 2002 included an annual retainer and meeting fees ($20,000 plus a fee of $1,000 for each meeting of the Board or a committee attended, except that no more than one committee meeting fee is paid for committee meetings held in a single day). Beginning in calendar 2003, the Chair of the Audit Committee will receive $3,000 for each meeting attended and the Chairs of each of the other board committees will receive $2,000 for each meeting they attend and $500 for each interim conference call meeting in which they participate. In addition in Fiscal 2002, outside directors received an annual grant of Common Stock having a $10,000 market value (valued at the average of the closing prices of Common Stock during the three months prior to the award) and a 2,000 share stock option award (with an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant which is the first business day of the fiscal year) pursuant to The Toro Company Directors Stock Plan and The Toro Company 2000 Directors Stock Plan (“Directors Plans”). A director may elect to receive the annual retainer fee and meeting fees in cash or shares of Common Stock, or a combination of both. The Company also supplies directors with Toro products for their personal use.

      Other Arrangements. An outside director may elect to defer receipt of Board compensation under the Deferred Compensation Plan for Non-Employee Directors. Interest is accrued quarterly on deferred cash amounts at the average prime rate charged by U. S. Bank National Association, Minneapolis, Minnesota (ranging from 4.75% to 5.16% in Fiscal 2002). Deferred stock compensation is credited as Common Stock units, which then earn dividends that are reinvested as additional units. Ms. Harless has in the past deferred her Common Stock awards and her account was credited with 4.973 Common Stock units for dividends paid. Ms. Cooper and Ms. Harless have deferred all or a portion of their cash compensation and their accounts were credited with interest at the rates described above.

      Each director is a party to an indemnification agreement that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and Toro’s Restated Certificate of Incorporation, and of continued coverage under the Company’s directors and officers liability insurance, to the extent it is maintained.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The table below shows compensation of the Company’s Chief Executive Officer and the named executive officers for the last three fiscal years. The named executive officers include the four most highly compensated executive officers other than the CEO, who were serving as executive officers on October 31, 2002.

		Annual Compensation

					Other Annual
Name and		Salary	Bonus		Compensation
Principal Position	Year	($)	($)		($)(1)

Kendrick B. Melrose	2002	$683,589	$553,194	(5)	$360,979
Chairman of the Board &	2001	656,663	400,302	(5)	9,411,136 (8)
Chief Executive Officer	2000	627,500	583,575	(5)	264,080
Stephen P. Wolfe	2002	282,828	176,060	(5)	89,123
Vice President Finance	2001	270,842	123,829	(5)	37,238
& Chief Financial Officer	2000	252,334	176,003	(5)	34,086
Michael J. Hoffman	2002	286,506	151,974	(5)	87,090
Group Vice President	2001	255,000	162,262	(5)	20,136
	2000	215,004	144,461	(5)	870
Timothy A. Ford	2002	261,249	181,155	(5)	0
Group Vice President	2001	31,250	80,000	(6)	0
	2000	0	0		0
William D. Hughes	2002	216,354	242,325	(7)	125,198
Vice President & General	2001	206,004	200,800	(7)	123,103
Manager—Irrigation Business	2000	182,502	283,500	(7)	0

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long Term Compensation

				Payouts
	Awards
				LTIP		All Other
Name and	Restricted		Options	Payouts		Compensation
Principal Position	Stock ($)		(#)(2)	($)(3)		($)(4)

Kendrick B. Melrose		(9)	46,500	$1,384,662		$309,391
Chairman of the Board &	0		51,000	1,421,894		268,917
Chief Executive Officer	145,894	(10)	48,000	834,854	(13)	266,970
Stephen P. Wolfe	0		12,300	439,069		96,784
Vice President Finance	0		13,800	385,938		80,572
& Chief Financial Officer	44,000	(10)	19,500	202,826		79,877
Michael J. Hoffman	0		12,000	359,962	(14)	79,877
Group Vice President	0		13,800	209,884		58,559
	108,850	(10)(11)	13,600	110,324		50,467
Timothy A. Ford	0		8,000	190,390	(15)	0
Group Vice President	94,050	(12)	15,000	0		0
	0		0	0		0
William D. Hughes	0		5,000	0		55,241
Vice President & General	0		5,000	0		60,954
Manager—Irrigation Business	0		8,000	0		45,791

(1)	Includes the dollar value of the difference between the fair market value and the option exercise price (before payment of applicable income taxes) on stock options exercised. Fair market value is the closing price of the Common Stock on the New York Stock Exchange on the date of exercise or actual sale price.

(2)	Options granted pursuant to The Toro Company 1993 Stock Option Plan and The Toro Company 2000 Stock Option Plan. For information on Toro’s stock option plans, see Stock Options on page 13.

(3)	Amounts shown for Fiscal 2002 reflect the value of Performance Shares vested for the three year Award Term of Fiscal 2000 through 2002 under The Toro Company Performance Share Plan (the “Performance Share Plan”), a long term incentive plan described in greater detail under Long Term Incentive Compensation and the Compensation Committee Report. Performance Shares that vested with respect to Fiscal 2000 to 2002 are valued as of December 4, 2002, the date the Compensation Committee certified performance goal achievement. Award payouts were based on cumulative net income plus after tax interest expense and cumulative average net asset turns performance goals with respect to the Fiscal 2000 to 2002 performance period. The number of shares issued or credited to each officer with respect to Fiscal 2002 is as follows: Mr. Melrose 21,451, Mr. Wolfe 6,802, Mr. Hoffman 3,400 and Mr. Ford 2,965. Mr. Hughes does not participate in this plan. Amounts shown for Fiscal 2001 reflect the value of Performance Shares vested for a three year performance period of Fiscal 1999 to 2001 for Messrs. Melrose, Wolfe and Hoffman. Those shares were valued as of December 4, 2001, the date the Compensation Committee certified performance goal achievement. Amounts shown for Fiscal 2000 reflect the value of Performance Shares vested for a two year transitional performance period of Fiscal 1999 to 2000 for Messrs. Melrose, Wolfe and Hoffman and for a one year transitional performance period for Mr. Ford who first became a participant in this plan for Fiscal 2002.

(4)	Amounts include Company contributions and allocations to The Toro Company Investment, Savings and Employee Stock Option Plan (a defined contribution retirement plan) for calendar years 2002, 2001 and 2000 (an aggregate of $20,228 each for Mr. Melrose, Mr. Wolfe, Mr. Hoffman and Mr. Hughes for calendar year 2002). Mr. Ford was not yet eligible to receive benefits under this plan. Also includes amounts accrued pursuant to Toro’s Supplemental Management Retirement Plan for executive officers who receive annual compensation of $170,000 Still $170,000 or more ($289,163 for Mr. Melrose, $76,556 for Mr. Wolfe, $59,649 for Mr. Hoffman and $35,013 for Mr. Hughes for calendar year 2002). Participants’ accounts are credited with an amount equal to the difference between the aggregate amount that would have been allocated to tax-qualified profit-sharing and other defined contribution plans, without regard to limitations imposed by the Internal Revenue Code, and the aggregate amount of contributions actually allocated (“excess benefit accounts”). Although amounts credited to such accounts remain a part of Toro’s general assets until distributed to participants, if there is a change of control of Toro (as defined in the plans), or if we accept a participant’s request to direct investment of an account, we will transfer to a trust an amount in cash equal to the total amount of accrued benefits for all participants or for the electing participant, as the case may be. Because our benefit plans operate on a calendar year basis, a small portion of the amounts shown for each fiscal year may have been accrued with respect to a different fiscal year.

(5)	Amounts reflect payments made, or deferred at the election of the officer, pursuant to the Annual Incentive Plan as in effect for the fiscal year indicated. Amounts shown for Fiscal 2000 do not include Matching Common Stock or units under Stock Retention Awards for Fiscal 2000, which are shown in the Restricted Stock column. See Note 10. For more information on this plan, see the Compensation Committee Report.

(6)	Mr. Ford was paid $80,000 in connection with his becoming employed by Toro in Fiscal 2001.

(7)	Amounts reflect payments made pursuant to special arrangements with Mr. Hughes. Amounts for each of the fiscal years are based on achievement of pre-established performance goals. For more information, see “Employment Agreements” following this table and the Compensation Committee Report. Amount for Fiscal 2001 also includes a $150,000 bonus paid with respect to Fiscal 2001 because Mr. Hughes remained with Toro through that fiscal year.

(8)	Amount includes a gain of $8,403,590 attributable to exercise of options on 300,000 shares of Common Stock, granted to Mr. Melrose in 1991 in lieu of $100,000 of base salary each year for five years from 1991 to 1995. The exercise price for these salary reduction options based on Toro’s stock price in 1991 was $14.95. Toro’s stock price at the time of Mr. Melrose’s exercises in 2001 ranged from $43.50 to $46.50.

(9)	Mr. Melrose holds 12,227 shares of unvested restricted stock under the Chief Executive Officer Succession Incentive Agreement. The value of these shares based on the closing price of the Common Stock on the New York Stock Exchange on October 31, 2002 was $780,816.

(10)	Includes the value of shares of Common Stock or Common Stock units credited to an officer’s deferred compensation account in connection with Stock Retention Awards paid with respect to Fiscal 2000 under the Annual Incentive Plan. Shares and units were valued at the closing price of Toro Common Stock on December 5, 2000, the date the Committee certified performance goal achievement under the Annual Incentive Plan. These Matching Shares and units are subject to forfeiture, with vesting in four equal annual installments beginning two years after the date the shares were issued or units were credited to the officers’ accounts. During Fiscal 2002, shares or units vested in the amounts of 2,393 for Mr. Melrose, 717 for Mr. Wolfe and 522 for Mr. Hoffman. During Fiscal 2001, shares or units vested in the amounts of 1,285 for Mr. Melrose, 383 for Mr. Wolfe, and 255 for Mr. Hoffman. The Committee did not award Stock Retention Awards for either Fiscal 2002 or 2001. Stock Retention Awards are intended to encourage officer stock ownership by encouraging conversion of a portion of the annual cash bonus to shares or units of Common Stock.

(11)	Amount includes $72,737, the value of 2,200 shares of restricted stock awarded to Mr. Hoffman on May 18, 2000 in alignment with his change in responsibilities from Vice President and General Manager of the Commercial Business to Vice President and General Manager of the Consumer

Business. These shares vested in full in Fiscal 2002 (see Note 14). Vesting of these shares was subject to the requirement that Toro’s Consumer Business achieve a division controllable profit contribution of at least 12% not later than the end of Fiscal 2005. The restricted stock had dividend and voting rights. The value of these shares based on the closing price of the Common Stock on October 31, 2002 was $140,492.

(12)	Amount reflects the value of 4,000 shares of restricted stock awarded to Mr. Ford on July 19, 2001 in connection with commencement of his employment, with vesting based on continued employment. 1,800 shares vested on November 30, 2002. If Mr. Ford remains employed by Toro on November 30, 2003, the remaining 2,200 shares will vest. The restricted stock has dividend and voting rights. The value of these shares based on the closing price of the Common Stock on October 31, 2002 was $255,440.

(13)	The amount shown for Mr. Melrose includes the value of 2,620 shares of restricted stock that vested with respect to achievement of performance goals under the Chief Executive Officer Succession Incentive Agreement in Fiscal 2000, valued at $88,098 based on the closing price of Toro Common Stock on the date the Committee certified performance goal achievement.

(14)	The amount shown for Mr. Hoffman includes the value of 2,200 shares of restricted stock that vested with respect to achievement of a division controllable profit contribution performance goal for the Consumer Business. The value is based on the closing price of Toro Common Stock on October 31, 2002, the vesting date.

(15)	The amount shown for Mr. Ford is a one year transition award for Fiscal 2002 to bring him into The Toro Company Performance Share Plan.

Employment Agreements

      Change in Control Agreements. Each of the executive officers, including those named in the Summary Compensation Table except for Mr. Hughes, is a party to a change of control employment agreement adopted in Fiscal 1995 and amended in Fiscal 1998. The agreements are operative only upon the occurrence of a “change in control”, which includes substantially those events described below. Absent a change in control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits.

      Each agreement provides that for three years after a change in control, there will be no adverse change in the executive’s salary, bonus opportunity, benefits or location of employment. If during this three year period the executive’s employment is terminated by the Company other than for cause, or if the executive terminates his employment for good reason (as defined in the agreements, and including compensation reductions, demotions, relocation and excess travel), or voluntarily during the 30 day period following the first anniversary of the change in control, the executive is entitled to receive all accrued salary and annual incentive payments through the date of termination and, except in the event of death or disability, a lump sum severance payment (“Lump Sum Payment”) equal to three times the sum of base salary and annual bonus (and certain insurance and other welfare plan benefits). Further, in the event an excise tax is imposed on payments under the agreement, an additional payment (“gross-up”) is required in an amount such that after the payment of all taxes, both income and excise, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code had been imposed.

      Generally, and subject to certain exceptions, a change in control is deemed to have occurred if: (1) a majority of Toro’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (2) another party becomes the beneficial owner of at least 15% of Toro’s outstanding voting stock; or (3) Toro’s stockholders approve a definitive agreement or plan to merge or consolidate Toro with another party (other than certain limited types of mergers), to exchange shares of voting stock of Toro for shares of another corporation pursuant to a statutory exchange, to sell or otherwise dispose of all or substantially all of Toro’s assets, or to liquidate or dissolve Toro.

      If a change in control of the Company had occurred on January 1, 2003 and had resulted in the involuntary termination of the named executives at such time or the termination by such executives for good reason, the Lump Sum Payment to be made to the Chief Executive Officer and three of the named executive officers who are parties to such an agreement in the aggregate would have been approximately $8,082,720 (before excise tax). The Company has also established a trust for the benefit of these officers which, in the event of a change of control, must be funded in an amount equal to the Company’s accrued liability related to such agreements.

      Mr. Hughes’ Employment. Mr. Hughes joined Toro in August 1998 as Vice President and General Manager for Toro’s Consumer Business. The assignment was intended to be temporary and Mr. Hughes was expected to return in Fiscal 2000 to the Toro distributorship of which he is a part owner and had been Chairman and Chief Operating Officer. His success with the Consumer Business led Toro to offer continued employment to Mr. Hughes if he would transfer to the position of Vice President and General Manager of the Toro Irrigation Business. Mr. Hughes was paid a base salary of $206,004 and an annual bonus, based on the performance of the Consumer Division in Fiscal 2000 and the Irrigation Division in Fiscal 2001. Pursuant to this agreement, Toro purchased a home for Mr. Hughes to reside in while on assignment with Toro’s Irrigation Business in Riverside, California and paid Mr. Hughes a modest amount to cover out-of-pocket expenses related to retaining his own residence during his temporary assignment. Mr. Hughes’ arrangement also provided for a “stay-on” bonus of $150,000, paid to Mr. Hughes if he remained with Toro through Fiscal 2001; for the award of 5,000 stock options in December 2000, subject to approval by Toro’s Board of Directors; and for standard officer perquisites.

      Toro and Mr. Hughes are currently parties to an agreement, which provides for (1) base salary increases in alignment with normal market adjustments, (2) an annual bonus for Fiscal 2002 based 50% on achievement of corporate performance goals and 50% on achievement of Irrigation Division goals. Because both corporate and the Irrigation Division achieved performance goals above target levels, Mr. Hughes received a higher than target level payout of $242,325. See the Summary Compensation Table on page 9. This agreement also provides that if Mr. Hughes remains actively employed by Toro through April 2003, he will be eligible to receive a “stay-on” bonus of $75,000. This agreement provides that Mr. Hughes will receive base salary only through April 30, 2003 and will be on a leave of absence through December 2003, with the right to retain appropriate perquisites and to exercise certain options, through that period. The agreement continues the payment of out-of-pocket expenses relating to his own residence provided he is unable to rent it and provides for payment of reasonable relocation expenses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Prior to Mr. Hughes accepting a temporary assignment with Toro he held the position of Chairman and Chief Operating Officer of Turf Equipment & Supply Company, Inc., of which he is also a 50% owner. Turf Equipment & Supply Company, Inc. and its affiliated companies are located in the Maryland/ Washington D.C. area, and is one of thirty-three independent domestic distributors of Toro products. During the fiscal year Turf Equipment & Supply Company, Inc. purchased $22,608,395 of Toro products and received commissions of $175,835 for store management services in its geographic area.

STOCK OPTIONS

      The Company has two stock option plans, The Toro Company 1993 Stock Option Plan (the “1993 Plan”) and The Toro Company 2000 Stock Option Plan (the “2000 Plan”). The plans are administered by the Compensation Committee which selects employees to whom options are granted.

      As of January 2003, 84 shares remained available for new option grants under the 1993 Plan and 446,046 shares remained available for new grants under the 2000 Plan. The exercise price of an option must be not less than 100% of the fair market value of the Common Stock on the date of grant and an option may not be repriced, once granted. Options are not transferable except by will or the laws of descent and distribution. Options may have a term of up to ten years, and may be exercised immediately after grant, using cash, stock or a cashless method through a broker.

      The following table shows options granted under the 2000 Plan during Fiscal 2002 to the Chief Executive Officer and the named executive officers.

	Individuals Grants

	Number of	Percent of			Grant Date
	Shares	Total			Value
	Underlying	Options	Exercise
	Options	Granted to	or Base		Grant Date
	Granted	Employees	Price	Expiration	Present
Name	(#)	In Fiscal Year	($ Per Share)	Date	Value ($)(1)

Kendrick B. Melrose	46,500	14.37%	$47.25	12/4/11	$938,835
Stephen P. Wolfe	12,300	3.80	$47.25	12/4/11	248,337
Michael J. Hoffman	12,000	3.71	$47.25	12/4/11	242,280
Timothy A. Ford	8,000	2.47	$47.25	12/4/11	161,520
William D. Hughes	5,000	1.49	$47.25	12/4/11	100,950

(1)	The grant date present value shown is an estimate only, arrived at using the Black-Scholes option pricing model with the following weighted average assumptions as of the December 4, 2001 grant date: risk-free interest rate of 4.70%, expected life of option of 9 years, expected dividend yield of .64% and expected stock volatility of 28.22%.

AGGREGATED OPTION EXERCISES IN FISCAL 2002
AND FISCAL YEAR-END OPTION VALUES

      The following table summarizes stock options exercised by the Chief Executive Officer and the named executive officers during Fiscal 2002 and the total number of options held by each listed individual as of October 31, 2002.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Period End (#)		Fiscal Period End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kendrick B. Melrose	34,216	$360,978	182,000	12,000	$5,283,801	$386,820
Stephen P. Wolfe	8,223	89,123	50,800	8,000	1,480,869	257,880
Michael J. Hoffman	6,984	87,090	32,100	8,000	868,544	257,880
Timothy A. Ford	0	0	15,000	8,000	235,500	117,280
William D. Hughes	5,000	125,198	5,000	8,000	83,050	257,880

(1)	Difference between October 31, 2002 closing price of the Common Stock on the New York Stock Exchange ($63.86) and the option exercise price.

LONG TERM INCENTIVE COMPENSATION

      The following table shows awards of long term incentive compensation made under the Performance Share Plan to the Chief Executive Officer and the named executive officers during Fiscal 2002.

	Number of Shares, Units or	Performance or Other Period
Name	Other Rights (#)(1)	Until Maturation or Payout

Kendrick B. Melrose	1 Award	Fiscal 2002 through 2004
Stephen P. Wolfe	1 Award	Fiscal 2002 through 2004
Michael J. Hoffman	1 Award	Fiscal 2002 through 2004
Timothy A. Ford	1 Award	Fiscal 2002
	1 Award	Fiscal 2002 through 2003
	1 Award	Fiscal 2002 through 2004
William D. Hughes	(3)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Estimated Future Payouts
	under Non-Stock
	Price-Based Plan(s)(2)

	Threshold	Target	Maximum
Name	(#)	(#)	(#)

Kendrick B. Melrose	1	22,000	44,000
Stephen P. Wolfe	1	5,700	11,400
Michael J. Hoffman	1	5,500	11,000
Timothy A. Ford	1	2,500	5,000
	1	3,000	6,000
	1	4,000	8,000
William D. Hughes

(1)	Performance Share Awards are granted under the Performance Share Plan. A Performance Share Award is a right to receive shares of Common Stock if the Company achieves pre-established financial performance goals during a performance period, usually three years. If performance goals are achieved at levels above or below a pre-established target level, the number of shares issued in payment of the award will be increased or reduced, including to zero. For additional information on this plan, see the Compensation Committee Report.

(2)	The amounts shown are the number of shares of Common Stock that may be issued if performance goals are achieved. The goals are based on a combination of net income plus after tax interest and total average net assets, as set forth in a matrix approved by the Compensation Committee. If actual performance is below performance goal threshold levels, no payouts are made. The potential dollar value of a payout will fluctuate with the market value of the Common Stock. At the date of the grant of these awards on December 4, 2001, the closing price of the Common Stock on the New York Stock Exchange was $47.25. On October 31, 2002, the closing price of the Common Stock was $63.86.

(3)	Mr. Hughes does not participate in the Performance Share Plan.

PERFORMANCE GRAPH

      The following graph depicts total cumulative stockholder return (assuming reinvestment of dividends) of Toro Common Stock, the S&P 500 Index and an industry peer index for the preceding five fiscal years commencing with Fiscal 1998.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Among the Toro Company, S & P 500, and Peer Group

	10/97	10/98	10/99	10/00	10/01	10/02

The Toro Co	100.00	52.56	86.52	85.67	106.29	159.66
S&P 500	100.00	121.99	153.31	162.64	12.14	99.43
Peer Group	100.00	91.94	100.83	88.78	95.31	102.92

      This graph assumes $100 invested on October 31, 1997 in the Common Stock, the S&P 500 Index and the peer group index including reinvestment of dividends.

      The industry peer index is based on the Fortune 500 Industrial and Farm Equipment Index for 2001, the most recent year available, which includes: York International Corporation, Briggs & Stratton Corporation, Dover Corporation, Cummins Engine Company, Inc., Crane Co., Tecumseh Products Company, NACCO Industries, Inc., Parker-Hannifin Corporation, Deere & Company, Timken Company, Caterpillar Inc., The Black & Decker Corporation, American Standard Companies, Inc., AGCO Corporation, Kennametal Inc., Teleflex, Terex Corporation, Nortek, Inc., Milacron Inc., ITT Industries, Inc., Unova, Inc. and Pall Corporation. Eleven new companies added were Flowserve Corporation, General Cable Corporation, Harsco Corporation, Illinois Tool Works Inc., International Game Technology, Pentair, Inc., Snap-On Incorporated, Stewart & Stevenson Services Inc., The Alpine Group, Inc., The Shaw Group Inc. and Walter Industries Inc. APW Ltd., Ingersoll-Rand Company, Lam Research Corporation, Baker-Hughes Incorporated, Cooper Cameron Corporation, Smith International, Inc. and Weatherford International Inc. were removed from the index.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      This report is furnished by Toro’s Compensation Committee of the Board of Directors. We review, establish and approve changes to compensation policies and administers compensation plans for Toro’s executive officers of the Company.

General Policies

      Toro’s compensation policies are designed to attract, retain and motivate highly qualified executives; to assure that the Company competes successfully for executive talent to accomplish its goals; to compensate executive officers for performance and to encourage significant ownership of Toro Common Stock by its officers. We have always been conservative in granting stock options and in the past five years, have tied a substantial portion of total executive compensation to achievement of financial goals of the Company and its divisions. By relying heavily on Performance Shares as a component of total compensation, we have also assured that a significant portion of compensation paid is reflected as an expense in the Company’s financial statements and is linked to the Company’s stock price.

      We set target dollar amounts of executive compensation based on an independent evaluation by a professional compensation consulting firm of the market competitiveness of Toro’s officer compensation program. We establish a target total compensation package for each executive position, usually within a 5% range of the median market level for similar positions in businesses with revenues comparable to those of the Company, but subject to adjustment to reflect level of experience. The total compensation package is then broken into three components as discussed in detail below, with an emphasis on incentive compensation.

Base Salary

      We establish a base salary range for each executive position, reflecting median base salaries for the comparative group. Surveys are conducted annually.

      A base salary within the market range is set for each executive by considering the experience and individual performance of the executive. For Fiscal 2002, base salaries for the named executive officers and Mr. Melrose ranged from 4 to 6% higher than the prior year, and were at the median market level. Mr. Melrose’s salary with respect to Fiscal 2002 was set at $683,589 based on the same method used in establishing other executive officers’ base salaries. For compensation purposes, the Committee evaluates Mr. Melrose’s performance on an annual basis. Mr. Melrose evaluates the other named executive officers and those evaluations are used by the Committee in establishing base salaries. Mr. Hughes base salary for the period of his temporary assignment was negotiated by management.

Incentive Compensation

      An executive of the Company will earn total compensation that is market competitive only if the Company achieves corporate financial performance goals and incentive compensation is paid. If goals are exceeded, incentive compensation can cause total compensation to exceed median market levels. Total compensation for both Fiscal 2002 and Fiscal 2001 was above median market levels, reflecting Toro’s strong financial performance, with long term incentive compensation for the three year period of Fiscal 2000 to 2002 above median market levels and annual incentive compensation slightly above median market levels.

      The incentive components of compensation are intended to encourage achievement of both short term and long term financial and operational objectives. The Committee has also increasingly placed emphasis on compensation tied to the market price of the Company’s Common Stock. For many years the Committee has granted stock options to its executives, and in Fiscal 1999, the Committee began to make awards under the Performance Share Plan. Under this plan, compensation is paid exclusively in the form of shares of Common Stock.

      For Fiscal 2002 and for the three year performance period ending with Fiscal 2002, the Company achieved its performance goals above target levels, so that 73.9% of Mr. Melrose’s total compensation (excluding the value of stock option grants and stock option exercise gains) consisted of incentive payments, and his total compensation package was slightly above median market levels. The portion of other officers’ total compensation attributable to incentive award payments other than option gains was approximately 60.6%.

      Annual Incentive Compensation. Under the Company’s stockholder-approved Annual Management Incentive Plan II (“Annual Incentive Plan”), executive officers and other key employees are eligible to receive an annual cash bonus based on a percentage of base salary (determined by the executive officer’s position) and the Company’s achievement of performance goals and, for most participants, division and individual performance. If performance goals are exceeded, award amounts increase up to a pre-established maximum, but not more than 200% of the target award amount. If goals are not met, awards are reduced or not paid at all. Proposed participants in the Annual Incentive Plan are recommended by management and selected by the Committee. The maximum allowable award at target (planned) performance under the Annual Incentive Plan for Mr. Melrose is 75% of his base salary and for the other named executive officers 55% of their base salary. The percentage set for Mr. Melrose’s annual performance award for Fiscal 2002 was 65% and 50% for the other named executive officers, except that Mr. Hughes’ annual bonus has been set under his employment arrangements and not under this plan. The percentage is based on the executive’s salary grade and job position and not on individual factors.

      The Committee may also select officers to receive Stock Retention Awards, which entitle an officer to convert up to 50% of a cash award payout to shares of Common Stock or deferred Common Stock units, and to receive one additional share of stock for each two shares acquired in the conversion. The Committee did not award Stock Retention Awards for Fiscal 2002 because it was generally satisfied that officers had achieved stock ownership guidelines and that other elements of compensation were adequate.

      Under the Annual Incentive Plan as in effect for Fiscal 2002, the Committee established earnings per share and “average net asset turns” performance goals as the basis for payment of a target award amount for each corporate participant. Target award amounts for division participants were based 50% on performance goals for corporate participants and 50% on division controllable profit contribution (net income before taxes and interest expense and before certain corporate allocations) and “division average current asset turns” performance goals. Under additional Strategic Performance Measure goals, a recipient’s pre-established payout could be increased by up to an additional 20% of the award payment that would otherwise be made with respect to corporate and division performance goal achievement, but to not more than 200% of the target award. If Strategic Performance Measure Goals were not achieved, an award payment may be reduced by as much as 20%. SPM goals related to specific business strategies to strengthen Toro’s residential and professional businesses were established for Mr. Hoffman, Mr. Ford and Mr. Wolfe for Fiscal 2002.

      The Company achieved its corporate performance goals for Fiscal 2002, with average net asset turns and the EPS performance exceeding the target goals. Bonus payments were made under the Annual Incentive Plan at 124.5% of target awards for corporate participants, including Mr. Melrose and Mr. Wolfe. Award payments of 158.3% of targets were made to commercial division participants, including Mr. Ford, based 50% on the division’s achievement of its performance goals and 50% on the Company’s achievement of corporate goals. The division performance goal component of Mr. Hoffman’s award was based half on goal achievement by the consumer business, 25% each on goal achievement by the Toro Landscape Contractor Business (LCB) and Exmark. Consumer division participants received awards at 154.7% of target and Toro LCB participants did not receive award payment because goals were not achieved at minimum levels. Exmark participants received awards at 95.1% of target. Mr. Hoffman’s award payment of 106.1% of target reflects these various components, as well as a 5% increase for satisfactory achievement of his personal Strategic Performance Measure Goals. The Committee did not adjust total payouts for Strategic Performance Measure goal performance for Mr. Ford or Mr. Wolfe. Although Mr. Hughes did not participate in the AMIP plan, his annual bonus as provided for under his agreement with Toro, described under “Employment Agreements” above, was based on pre-established performance goals for the Company and the Irrigation Business, consistent with the provisions of the Annual Incentive Plan as in effect for Fiscal 2002. He was paid a bonus at 161.6% of target reflecting the strong performance of the Irrigation Business.

      Long Term Incentive Compensation. Key employees may receive long term incentive compensation in the form of Performance Shares under the Performance Share Plan and stock options under the Company’s stockholder-approved plans.

      A recipient of a Performance Share Award may receive shares of Common Stock if the Company achieves pre-established performance goals. The number of shares covered by an award is based on a target dollar value that is a component of total compensation divided by the market value of the Common Stock prior to the time of the award, discounted for projected annual forfeitures. Under awards granted in Fiscal 2000 for the three year award period Fiscal 2000 to 2002, the Committee established performance goals based on cumulative net income plus after tax interest expense and cumulative average net asset turns. The Company exceeded the goals and the Committee certified payments to plan participants, including Mr. Melrose, Mr. Wolfe and Mr. Hoffman, at 130.8% of target award amounts. Mr. Ford was a new participant in the plan beginning in Fiscal 2002, and received a payment under a one year transition award at 118.6% of the target award amount. Mr. Hughes does not participate in this plan.

      We also make stock option grants pursuant to the Company’s stock option plans. We grant options to all key management employees, including Mr. Melrose and the named executive officers, using a target dollar value that is a percentage of target total compensation and a Black-Scholes valuation of the Common Stock. All options granted under the stock option plans have exercise prices that are equal to fair market value at the date of grant. The options granted to Mr. Melrose and the named executive officers in Fiscal 2002 were exercisable immediately after grant and remain exercisable for a period of ten years. In Fiscal 2002, the Committee granted Mr. Melrose options to purchase a total of 46,500 shares.

      Chief Executive Officer Succession Incentive Award Agreement. In Fiscal 1995, a special committee of the Committee recommended, and the Board and stockholders approved, a special incentive compensation plan for Mr. Melrose, to encourage him to remain with the Company until his 60th birthday, while assuring the timely development and election of his successor as Chief Executive Officer of the Company. Mr. Melrose achieved the first two goals. During Fiscal 2002, we recommended to the Board, and the Board agreed, that the date for achievement of Goal 3, the final goal, be extended from October 31, 2003 to October 31, 2005.

      Section 162(m). In making its decisions about compensation for Mr. Melrose and other officers likely to be named executive officers, the Committee considers Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction the Company may take for compensation paid to a person who is “highly-compensated” for purposes of the Internal Revenue Code, unless the compensation is “performance-based”. Although the Company’s compensation levels have not historically resulted in total compensation in excess of $1 million for named executive officers other than Mr. Melrose, it is generally the policy of the Company that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m). The Committee believes that annual incentive award payments under the Annual Incentive Plan, long term incentive award payments under the Performance Share Plan and stock options currently qualify as performance-based.

      We believe, however, that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and therefore reserves the right, in appropriate circumstances, as in the case of Mr. Hughes, to pay amounts in addition to base salary that might not be deductible. The Committee’s purpose in doing so is to assure that the Company retains its best executives and remains competitive in the market for executive talent.

      If non-performance-based compensation in excess of $1 million should become payable to a person who is “highly-compensated” for this purpose, the Committee may consider requiring deferral of receipt of any amounts earned in excess of the cap to a tax year following the year in which the individual leaves the employment of the Company.

Stock Ownership Guidelines

      In November 1997, the Committee adopted guidelines to encourage accumulation and retention of Toro Common Stock by officers of the Company, ranging from a goal of five times base salary for the Chief Executive Officer to two or three times for other corporate officers. The recommended time period for reaching the guideline is five years. Based on the Committee’s evaluation as of December 4, 2002, Mr. Melrose, Mr. Wolfe and Mr. Hoffman were in compliance with the established guidelines. Mr. Hughes is not required to meet these guidelines and Mr. Ford has been employed by the Company for only fourteen months and has not yet been required to accumulate stock at the guideline level. The Committee will continue to review compliance with the policy on an annual basis.

Approval of Incentive Plans

      All of our recommendations with respect to compensation attributable to Fiscal 2002 were approved and adopted by the Board of Directors. In accordance with the Company’s past practice under Section 16 of the Securities Exchange Act of 1934 and Section 162(m), we continue to make decisions regarding the grant of stock options and other awards and our decisions are reported to and ratified by the Board.

Dale R. Olseth, Chair	Katherine J. Harless
Ronald O. Baukol	Robert H. Nassau
Janet K. Cooper	Christopher A. Twomey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee are Dale R. Olseth, Chair, Ronald O. Baukol, Janet K. Cooper, Katherine J. Harless, Robert H. Nassau and Christopher A. Twomey. None of these directors is or has been an officer or employee of the Company. Although Mr. Melrose is not a member of the Committee, he attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Melrose does not participate in any option grant or incentive award decision or any decision of the Committee that might affect him personally.

      Mr. Melrose, Toro’s chairman and chief executive officer, serves on the Board of Directors of SurModics, Inc. and from 1998 to 2002 served on its Compensation Committee. Mr. Olseth serves as chairman and chief executive officer of SurModics, Inc. and also serves on the Toro Board of Directors and is Chair of the Compensation Committee.

PROPOSAL TWO
AMENDMENT AND RESTATEMENT OF RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED COMMON STOCK

      On December 4, 2002, the Board of Directors adopted a resolution to amend and to recommend that the stockholders approve an amendment to, Article IV Section 1 of Toro’s Restated Certificate of Incorporation, of the Company to increase the total number of shares of capital stock which Toro shall have authority to issue from 36,850,000 to 51,850,000 and the total number of shares of Common Stock from 35,000,000 to 50,000,0000. Section 1 of Article IV as proposed to be amended would state:

ARTICLE IV

Capital Stock

The corporation shall be authorized to issue three classes of shares of capital stock to be designated, respectively, “Common Stock”, “Voting Preferred Stock” and “Non-Voting Preferred Stock”. The total number of shares of capital stock which the corporation shall have authority to issue is fifty-one million eight hundred fifty thousand (51,850,000); the total number of shares of Common Stock shall be fifty million (50,000,000), and each such share shall have a par value of One Dollar ($1.00);

the total number of shares of Voting Preferred Stock shall be One Million (1,000,000), and each such share shall have a par value of One Dollar ($1.00) and of which 200,000 shares are designated as a series to be called the Series B Junior Participating Voting Preferred Stock, such series to have the rights, voting power, preferences and restrictions set forth in Section 2 of this Article IV; and the total number of shares of Non-Voting Preferred Stock shall be Eight Hundred and Fifty Thousand (850,000), and each such share shall have a par value of One Dollar ($1.00).

      The increase in the number of authorized shares of Common stock is recommended at this time for the purpose of assuring the availability of shares in the event the Board of Directors should vote to split the Company’s stock in the future. As of January 20, 2003, there were 12,470,919 shares of Common Stock outstanding and there were 1,037,136 shares in treasury. In addition, 1,932,846 shares have been reserved for issuance under Company benefit plans. Approximately 19,559,099 shares of the currently authorized 35,000,000 remain available for issuance or reservation for issuance.

      In the past the Company has utilized authorized but unissued shares to acquire the business or assets of other companies, to declare stock dividends and for issuance pursuant to employee benefit plans. In addition, authorized but unissued shares may be sold to the public as a means of acquiring additional working capital, if required. At the present time there are no specific plans, arrangements or understandings in existence or in process for any stock dividend, public offering or issuance of shares in an acquisition. The Board has discussed the advisability of a 2-for-1 stock split and if the increase is adopted, the Board will consider a split at its meeting to be held on March 20, 2003. It is customary for corporations such as the Company to have a share authorization of more than twice the number of shares outstanding, and management believes it is desirable to have sufficient share authorization to meet needs that may arise from time to time in the future. If adopted, the increased number of available shares of Common Stock would permit a 2-for-1 stock split and still leave 19,118,198 shares available for other purposes.

      Potential Anti-Takeover Effects. Shares of authorized and unissued Common Stock could be issued in one or more transactions which could make more difficult, and therefore less likely, any takeover of the Company. Issuance of additional Common Stock could have the effect of diluting the stock ownership of persons seeking control of the Company, and the possibility of such dilution could have a deterrent effect on persons seeking to acquire control. The Board of Directors also could, although it has no present intention of so doing, authorize the issuance of shares of Common Stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amend the Company’s Restated Certificate of Incorporation or Bylaws would not receive the required stockholder approval. Accordingly, the power to issue additional shares of Common Stock could enable the Board of Directors to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board of Directors.

      Other provisions of the Company’s Restated Certificate of Incorporation may have the effect of preventing, discouraging or delaying any change in the control of the Company. The following provisions may have anti-takeover effects: (a) the Board of Directors is classified into three classes, each of which serves for three years, with one class being elected each year; (b) directors may be removed only for cause and only with the approval of holders of at least 80% of the voting power of the capital stock of the Company; (c) any vacancy on the Board must be filled only by the remaining directors then in office; (d) stockholder action must be taken at a meeting of stockholders and stockholders may not act by written consent; (e) special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board; (f) a “fair price” provision requires the approval by the holders of 80% of the then outstanding Common Stock as a condition for mergers and certain other business combinations of the Company with any holder of more than 10% of such voting power (an “Interested Stockholder”) unless either (i) the transaction is approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and were a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, or (ii) certain minimum price and procedural requirements are met; and (g) the stockholder vote required to alter, amend or repeal the foregoing provisions is 80% of the outstanding voting power of the Company. In addition, in 1998 the Company’s Board of Directors declared a dividend of Preferred Share Purchase Rights which entitle the Company’s stockholders to buy a special kind of preferred stock at a price designated in The Toro Company and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank of Minnesota, National Association) Rights Agreement. Unless redeemed by prior action of the Board, the rights are exercisable if an investor gains a 15% or more interest in the Common Stock or announces a tender offer for at least 15% of the Common Stock. If that happens, the special preferred stock could double in value, thus discouraging, or perhaps foreclosing, any change in control which has not been negotiated with the Board.

      The Board of Directors unanimously recommends a vote FOR the approval of amendment of the Restated Certificate of Incorporation.

PROPOSAL THREE
RATIFY SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has again selected KPMG LLP to serve as independent auditors for Fiscal 2003. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP for stockholder approval at the meeting. Even if the selection is ratified, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of Toro and its stockholders.

      Representatives of KPMG LLP will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they wish to do so.

      Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of Toro’s annual financial statements for Fiscal 2002 and for review of the financial statements included in Toro’s Quarterly Reports on Form 10-Q for Fiscal 2002 were $533,750.

      Financial Information Systems Design and Implementation Fees. Toro did not use KPMG LLP for financial information systems design and implementation for Fiscal 2002.

      All Other Fees. The aggregate fees billed for services rendered by KPMG LLP, other than services described above under “Audit Fees”, for Fiscal 2002 were $364,750. $281,000 was attributable for U.S. and foreign tax fees, primarily related to the preparation of tax forms and some consulting. The remaining $83,750 was attributable to statutory benefit plan audits and registration statement fees. The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the KPMG LLP’s independence as Toro’s principal accountant.

      The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as the Company’s independent auditors for Fiscal 2003.

OTHER INFORMATION

Stockholder Proposals for 2004 Annual Meeting

      The 2004 Annual Meeting of Stockholders is expected to be held on March 18, 2004. If you wish to make a proposal to be included in the Company’s Proxy Statement for the 2004 Annual Meeting, you must assure that the proposal is received by the Secretary of the Company no later than the close of business on October 6, 2003, unless the date of the meeting is delayed by more than 30 calendar days.

      If you wish to nominate a candidate for election to the Board of Directors or propose other business at the 2004 Annual Meeting, you must give complete and timely written notice to the Secretary of the Company, in accordance with the Company’s Bylaws. The deadline for the 2004 Annual Meeting is not later than December 18, 2004 nor earlier than November 9, 2003, unless the date of the meeting is advanced by more than 30 days or delayed by more than 60 days. If you would like a copy of Toro’s Bylaws, you may write to Toro’s Secretary. If a proposal is not timely and properly made in accordance with the procedures set forth in the Bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Annual Report

      Toro’s Annual Report on Form 10-K of the Company for Fiscal 2002 (the fiscal year ended October 31, 2002) is enclosed. The Form 10-K includes consolidated financial statements and notes, selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-K is inserted in the pocket of The Toro Company Corporate Profile Fiscal Year 2002, which contains information about Toro’s businesses, but is not part of the Company’s disclosure deemed to be filed with the Securities and Exchange Commission.

Cost and Method of Solicitation

      Toro will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to beneficial owners of the Common Stock. The Company will reimburse them for reasonable out-of-pocket expenses. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone, electronic transmission and personally. They will receive no compensation for such services other than regular employee compensation. The Company has retained Morrow & Co., for an estimated fee of $7,500 plus out-of-pocket costs and expenses, to assist in distributing proxy materials and soliciting proxies.

Other Matters

      We know of no other matters that may come before the Annual Meeting. However, if matters other than those referred to above should properly come before the Annual Meeting, the persons named on the enclosed proxy card intend to vote such proxy in accordance with their best judgment.

Dated: January 31, 2003	BY ORDER OF THE BOARD OF DIRECTORS J. LAWRENCE MCINTYRE Vice President, Secretary and General Counsel

Appendix

     Audit Committee Charter has been amended and is attached.

AUDIT COMMITTEE CHARTER

POLICY STATEMENT

The Audit Committee (the “Committee”) shall provide assistance to the Board of Directors of The Toro Company (the “Company”) in fulfilling its responsibility to the stockholders relating to the quality and integrity of the Company’s financial reports and accounting and reporting practices. In achieving this goal, it is the Committee’s responsibility to foster free and open means of communication between the Company’s directors, independent public accountants, internal auditors, and management.

I. ORGANIZATION

At the first meeting of each newly elected Board of Directors the members of the Committee shall be appointed by the Board on the recommendation of the Chairman of the Board. The Committee shall be comprised of a minimum of three directors, with one member designated as Chairman. The Committee shall consist entirely of members who meet the independence and experience requirements of the New York Stock Exchange. The Chairman of the Audit Committee shall have accounting or related financial management expertise.

II. MEETINGS

The Committee may meet as often as may be necessary or appropriate, and at such times and places as it shall determine, provided that the Committee shall meet at least three times a year. The Committee shall record the actions taken at such meetings, and shall report to the Board with respect thereto. A majority of the members of the Committee shall constitute a quorum. In the absence of the Chairman, the members may appoint another member to preside. As part of its goal to encourage open communication, the Committee should meet at least annually with the Company’s management, internal auditor(s) and the independent public accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

III. RESOURCES

The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of compensation to the registered public accounting firm (as provided in the Sarbanes-Oxley Act of 2002) employed by the Company for the purpose of rendering or issuing an audit report, and to any advisors employed by the Audit Committee.

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IV. PRINCIPAL DUTIES AND RESPONSIBILITIES

The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation and oversight of the work of any registered public accounting firm(as provided in the Sarbanes-Oxley Act of 2002) employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered accounting firm shall report directly to the Committee.

The Audit Committee shall:

A.	Review and evaluate annually the qualifications, independence and performance of the independent public accountants and select and, where appropriate, replace the outside auditor. Review the experience and qualifications of the client service, lead audit, and lead tax partners as well as the quality control procedures of the independent auditor. If appropriate, review availability of other independent public accounting firms, and select a firm to audit the financial statements of the Company for the next fiscal year. The Committee shall periodically obtain a formal written statement from such firm delineating all relationships between the firm and the Company confirming independence, and evaluating the impact of any disclosed relationships or services on the independence and objectivity of such firm; and shall recommend that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence.

B.	Review and approve the scope, magnitude, and budgets of all examinations of the Company’s financial statements by the independent auditors.

C.	Review and approve annually, the actual cost and types of audit and non-audit services performed by the independent public accountants. Approve the retention of the independent auditor for any non-audit service where fee estimates by project will exceed 5% of the fees for the audit.

D.	Either before or after a regular Committee meeting, meet as needed, but no less than once a year, with the independent public accountants without other representatives of the Company present to discuss internal controls and the accuracy and completeness of the Company’s financial statements.

E.	Review the Company’s general policies and procedures with respect to accounting and financial matters and internal controls, including this Charter, and update as conditions dictate. Recommend any proposed changes to this Charter to the Board for approval.

F.	Review the annual audit plans of the Company’s internal audit group and its capability to perform its duties (including its organization, staffing and independence).

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G.	Review significant comments and recommendations of the internal audit group and management’s responses thereto.

H.	Review as needed, the Company’s Code of Conduct, and any changes thereto. Obtain reports from management with respect to compliance with the Code of Conduct including reports of any inquiries relating to the accounting records or any complaints received regarding accounting, internal accounting controls or auditing matters. In addition, obtain reports from management, the Company’s internal audit group and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct, including disclosures of insider and affiliated party transactions.

I.	Receive analyses and comments regarding AICPA, FASB, SEC, and other accounting pronouncements which might affect the Company.

J.	Review results of audit with the independent public accountants and management for the following areas:

1)	Difficulties encountered in performing the audit.

2)	Material errors or irregularities, or possible material illegal acts.

3)	The annual audited financial statements including significant issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

4)	Disagreements with management on financial accounting and reporting matters and auditing procedures which, if not satisfactorily resolved, would have caused a modification of the independent public accountant’s opinion on the Company’s financial statements.

5)	Company management’s responses to the foregoing.

6)	Opinions, if any, obtained by management from other independent public accountants on:

(a)	the application of generally accepted accounting principles that would affect the Company’s financial statements, or

(b)	the type of opinion that may be rendered on the Company’s financial statements, together with the conclusions reached by management and by the Company’s independent public accountant with respect to the matters covered by such opinions.

7)	Accounting and disclosure considerations associated with material contingencies as defined in FASB Statement No. 5, together with the nature and reasonableness of the underlying assumptions and estimates of management.

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8)	Accounting and disclosure decisions with respect to transactions that are unusual in nature, and have a material effect on the financial statements.

9)	Situations involving the adoption of, or change in an accounting principle where the application of alternative generally accepted accounting principles, including alternative methods of applying an accounting principle, would have had a material effect on the financial statements.

10)	The effect of regulatory and accounting initiatives.

K.	Recommend that the audited financial statements be included in the Annual Report on Form 10-K.

L.	Review with management and the independent auditors the results of the independent auditors’ reviews of the quarterly financial statements.

M.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any significant employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

N.	Review the Audit Committee Charter at least annually.

O.	Review any proposal of the Company to hire any partner or former partner of an independent auditor who was engaged on the Company’s account. The Audit Committee will also review any other hirings of other personnel by the Company from an independent auditor’s firm.

P.	Notify the Board of Directors of any major problems or deficiencies discovered in respect to any of the above duties.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor, which is ultimately accountable to the Board of Directors and the Audit Committee. Nor is it the duty of the Audit Committee to assure compliance with the laws and regulations and the Company’s Code of Conduct.

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THE TORO COMPANY

ANNUAL MEETING OF STOCKHOLDERS

Thursday, March 20, 2003
3:00 p.m. C.S.T.

The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420

The Toro Company 8111 Lyndale Avenue South Bloomington, MN 55420	proxy

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 20, 2003.

The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify below or by telephone or Internet. Shares held in employee benefit plans for which a proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint K. B. Melrose and J. L. McIntyre, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matter which may properly come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes K. B. Melrose and J. L. McIntyre, or either of them (the Named Proxies), to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

VOTE BY TELEPHONE — TOLL FREE — 1-800-240-6326— QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on March 19, 2003.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above.

•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ttc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 19, 2003.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Toro Company c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or Internet, please do not mail your proxy card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 J. K. Cooper 02 K. B. Melrose	03 G. W. Steinhafel 04 E. H. Wingate	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD From all nominees

(Instructions: To withhold authority to vote for one or more nominees, write the number(s) of the nominee(s) in the box provided to the right. If you do not withhold authority to vote for one or more nominee, your proxy shall be deemed to grant such authority.)

2.	Approve amendment of Restated Certificate of Incorporation	☐	For	☐	Against	☐	Abstain
3.	Ratify selection of independent auditors for Fiscal 2003	☐	For	☐	Against	☐	Abstain
4.	To transact any other business properly brought before the Annual Meeting or any adjournment of the meeting.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL

Address Change? Mark Box Indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.